For period ending June 30, 2012     Exhibit 77D

File number 811-9036

At the April 26, 2012 Telephonic Board Meeting, the Board of Trustees of the UBS Relationship Funds approved amending the emerging market country definition to read as follows:

Fund
Definition
UBS Emerging Markets Equity Relationship Fund and UBS Emerging Markets Debt Relationship Fund - Part A
An emerging market country is a country defined as an emerging or developing economy by any of the World Bank, the International Finance Corporation or the United Nations or its authorities.  Additionally, the Funds, for purposes of their investments, may consider a country included in JP Morgan or MSCI emerging markets indices to be an emerging market country. The countries included in this definition will change over time.

UBS Opportunistic Emerging Markets Debt Relationship Fund - Part A
An emerging market country is a country defined as an emerging or developing economy by any of the World Bank, the International Finance Corporation or the United Nations or its authorities.  Additionally, the Fund, for purposes of its investments, may consider a country included in JP Morgan or MSCI emerging markets indices to be an emerging market country. The countries included in this definition will change over time.

UBS Relationship Funds - Part A of certain other funds that define an emerging market country
An emerging market country is a country defined as an emerging or developing economy by any of the World Bank, the International Finance Corporation or the United Nations or its authorities. The countries included in this definition will change over time.

UBS Relationship Funds - Part B
An emerging market country is a country defined as an emerging or developing economy by any of the World Bank, the International Finance Corporation or the United Nations or its authorities.  Additionally, UBS Emerging Markets Equity Relationship Fund, UBS Emerging Markets Debt Relationship Fund, and UBS Opportunistic Emerging Markets Debt Relationship Fund, for purposes of their investments, may consider a country included in JP Morgan or MSCI emerging markets indices to be an emerging market country. The countries included in this definition will change over time.

For period ending June 30, 2012     Exhibit 77D

File number 811-9036

At the November 8, 2011 Telephonic Board Meeting, the Board approved changing the investment policy with respect to investing in dollar rolls to approved eliminating the requirement to enter into dollar rolls only with government securities dealers recognized by the Federal Reserve Board, or with member banks of the Federal Reserve.